EXHIBIT 10.25

This EMPLOYMENT AND NON-COMPETITION AGREEMENT dated as of October 1, 2003 (the “Start Date”), by and between Vsource (USA) Inc. (the “Company”) and Ted Crawford (“Employee”), 1900 Hillcroft, Rockwall, TX 75087.

In consideration of Employee’s employment by the Company, the parties hereto agree as follows:

1. Employment. Subject to earlier termination in accordance with the provisions herein, this Agreement shall be an at-will agreement commencing as of the Start Date.

a. Duties. The Company agrees to employ Employee and Employee agrees to serve the Company, as its President, Human Capital Management (HCM) Solutions, subject to the direction of the C.E.O and the Board of Directors of the Company (the “Board”), and to have such authority and duties relative to the operation of the Company as may be determined by the C.E.O and the Board.

b. Term. The initial term of this Agreement shall be from the Start Date hereof until the day that is one year after the Start Date (the “Initial Term”). This Agreement shall renew automatically for additional one (1) year terms unless either party gives notice of termination not less than 90 days prior to the end of the existing term.

c. Best Efforts. During the term of his employment under this Agreement, Employee shall devote his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder, and will use his best efforts to advance the interests of the Company, the Company’s parent company, Vsource, Inc. or any parent company thereof, and any subsidiaries thereof (the “Vsource Companies”).

d. Eligibility. This Agreement and the benefits contained herein are contingent upon Employee’s being authorized to work and reside in the host country in which the Company and Employee mutually elect to base Employee (the “Host Country”). If Employee loses his authorization to work in the Host Country at any time, for any reason during the life of this Agreement, the Company will consider Employee’s circumstances, but may, at its sole discretion, consider all, or any portion of this Agreement void.

e. Statutory Benefits. In the event Employee is not a citizen of the Host Country or is otherwise not entitled to receive statutory benefits in the Host Country, Employee understands and agrees that any differential payments, adjustments, allowances or gratuities provided by the Company under this Agreement or otherwise are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits.

f. Location. Your initial location and the initial Host Country will be Dallas, Texas, U.S. Your location and Host Country may be moved as mutually agreed upon between Employee and the C.E.O.

2. Compensation. The Company shall pay to Employee, as consideration for the services to be rendered by Employee hereunder, a base salary of U.S.$180,000 per year (the “Base Salary”). Employee shall be eligible for a annual target incentive bonus (“Bonus”) equal to 100% of Employee’s Base Salary, which shall be payable upon fulfillment of and in accordance with the terms and conditions set forth in a C.E.O.-established and Board of Director’s approved annual sales plan. Base Salary payments shall be made in equal installments in accordance with the Company’s then prevailing payroll policy. The Bonus, if any, shall be paid no later than bonuses are paid to the Company’s other senior management and shall be paid in cash.

3. Stock Options, Restricted Stock and Similar Types of Compensation Benefits. Stock option grants, participation in restricted stock programs or deferred compensation programs and other similar types of compensation plans will be decided by the C.E.O. and the Board but in any event will be on generally the same terms and conditions made available to other members of senior management of the Vsource Companies. Notwithstanding the foregoing, the Company agrees, subject to Vsource obtaining any necessary approval of its Board, to grant Employee:

100,000 stock options that vest over three (3) years, at an exercise price to be determined by the Board of Directors. The terms and conditions of your stock options will be set forth in a written stock option agreement that will be provided to you at the beginning of the next fiscal quarter following your date of hire. The other terms of this option will be as determined by the Board of Directors of Vsource.

4. Benefits. Employee shall be treated in at least the same manner as, and shall be entitled to at least such benefits and other prerequisites and terms and conditions at least no less favorable than those generally provided to the Company’s senior management. Employee shall be eligible to participate in the Company’s medical insurance, life insurance and 401(k) programs on like terms with the Company’s senior management. In addition, upon presentation of proper receipts or other proof, Employee shall be reimbursed promptly by the Company for up to $20,000 of reasonable expenses incurred by Employee in connection with the packing and moving of Employee’s household goods to Texas.

5. Expenses. Upon presentation of proper vouchers, receipts or other proof, Employee shall be reimbursed promptly by the Company for all reasonable travel and other expenses, including monthly cell phone usage, incurred by Employee in connection with performing his employment obligations hereunder.

6. Vacations. Employee shall be entitled to four (4) weeks paid vacation per year during the term of his employment.

7. Termination of Employment.

a. By the Employee. Employee’s employment may be terminated by Employee, without cause (a “Voluntary Termination”) (i) during the Initial Term, at any time with 30 days notice, and (ii) at any time after the Initial Term, upon 30 days written notice to the Company.

b. By the Company. Employee’s employment may be terminated by the Company:

i. Immediately, in the event that (1) Employee is convicted or pleads guilty or nolo contendere to a felony or a crime of moral turpitude, (2) the C.E.O. or the Board determines in good faith that Employee has been grossly negligent or acted dishonestly to the material detriment of the Company, (3) Employee willfully disobeys the instructions or mandates of the C.E.O or the Board and such disobedience continues after Employee is afforded a reasonable opportunity to cure such disobedience, or (4) the C.E.O or the Board makes a good faith determination that Employee has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after Employee is afforded reasonable opportunity to cure such failure (each of (1), (2), (3) or (4), refereed to herein as a “Termination for Actual Cause”); or

ii. Immediately, in the event that Employee is indicted or otherwise formally charged with a felony or a crime of moral turpitude, in which case the C.E.O. or the Board may, upon three (3) days written notice, suspend Employee’s employment by the Company. Thereafter, all payments of salary and bonuses, if any, to which Employee otherwise would be entitled under this Agreement shall be paid into an interest bearing escrow account. In the event that Employee shall be acquitted of such charges or such charges shall otherwise be dismissed, Employee shall be reinstated as an employee, and all salary and accrued bonuses paid into escrow, plus accrued interest, shall be paid to Employee. In the event Employee shall be convicted or pleads guilty or nolo contendere to such charges and his employment is terminated hereunder; all salary and accrued bonuses paid into escrow plus accrued interest, shall be paid over to the Company, and for purposes of this Agreement, Employee’s employment shall be deemed to have terminated as of the date of his suspension and such termination shall be deemed a Termination for Actual Cause.

iii. the C.E.O. or the Board, each in its discretion, resolves to terminate Employee’s employment for any reason other than those set forth in sub-sections b(i) or b(ii) above, upon up to 90 days notice to Employee.

c. Death of Employee. In the event of Employee’s death during the term of his employment, Employee’s employment pursuant to this Agreement shall be deemed to have terminated on the last day of the calendar month during which Employee’s death occurred.

d. Disability. In the event Employee is unable to perform his normal duties by reason of disability, then at the sole discretion of the C.E.O. or the Board, Employee’s employment pursuant to this Agreement may be treated as having been terminated on the last day of the calendar month during which Employee shall have been deemed disabled. For purposes of this Section, “disability” shall mean the inability of Employee to perform his normal duties under this Agreement for a cumulative period in excess of six (6) months within any twelve (12) month period due to illness, injury, incapacity or other disability, either physical or mental.

8. Severance.

a. Voluntary Termination or Termination for Actual Cause. In the event of Voluntary Termination or Termination for Actual Cause, the Company shall pay to Employee, in full discharge of its obligations hereunder, Base Salary through the date specified in the applicable notice as the termination date (the “Termination Date”) of his employment, plus any Bonus that has been awarded but not yet been paid, expenses and vacation pay through the Termination Date, plus any compensation or benefits to which he may be entitled pursuant to the benefit plans of the Company (in the aggregate, the amounts in this sentence shall be the “Accrued Amounts”); provided, that in the case of a Voluntary

Termination, if the Company permits Employee to terminate employment on a date earlier than the Termination Date, then the Company shall only be obligated to pay Employee’s Accrued Amounts through such earlier date.

b. Death or Disability. In event Employee’s employment by the Company terminates on account of Employee’s death or disability, the Company shall pay to Employee (or his estate), in full discharge of its obligations hereunder, Employee’s Accrued Amounts through the Termination Date.

c. Termination Without Actual Cause. In the event Employee’s employment by the Company is terminated by the Company other than for Termination for Actual Cause, Employee shall be entitled to receive (i) the Accrued Amounts and (ii) a lump sum termination payment equal to one-twelfth of Employee’s then Base Salary. Such lump sum termination payment shall be made to Employee not later than 30 days after the date of such termination. If the Employee is located in a Host Country other than the U.S., the Company shall provide for the reasonable movement of household goods and transportation for Employee and his family back to a city in the U.S. designated by the Employee.

9. Non-Competition; Non-Solicitation. Employee covenants and agrees that:

a. during the term of Employee’s employment with the Company (the “Non-Compete Period”), Employee will refrain from directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engaging in competition with, or owning any interest in, performing any services for, participating in or being connected with any business or organization which engages in competition with any of the Vsource Companies; and

b. during the term of Employee’s employment with the Company and for a period (the “Non-Solicitation Period”) commencing on the Termination Date and ending on the date which is one (1) year from the date of the final payment by the Company to Employee pursuant to this Agreement, Employee will refrain from: (i) soliciting directly or indirectly the patronage or business of any customer or potential customer of the Vsource Companies with whom Employee has had personal contact or dealings on behalf of any of the Vsource Companies during the his employment with the Company; and (ii) directly or indirectly employing, soliciting for employment, or advising or recommending to any other person that they employ or solicit for employment, any employee of any of the Vsource Companies.

In connection with the foregoing provisions of this Section 9, Employee represents that his experience, capabilities and circumstances are such that the provisions of these Sections will not prevent him from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company.

10. Confidential Information.

a. Non-Disclosure. Employee agrees not to use other than for the benefit of the Company and to keep confidential, during the term of Employee’s employment with the Company and for at least two (2) years thereafter, all information about the Vsource Companies which any of the Vsource Companies treat as confidential (the “Confidential

Information”), including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, financial information, trade secrets and possible new products or services. During this period, Employee covenants and agrees that he will not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any third-party any Confidential Information, except information which at the time:

(i) is available to others in the business or generally known to the public other than as a result of disclosure by him/her not permitted hereunder,

(ii) is lawfully acquired from a third party who is not obligated to any of the Vsource Companies to maintain such information in confidence or

(iii) is used in any dispute or proceedings between the parties and/or Employee is legally compelled to disclose such information; provided, however, that prior to any such compelled disclosure, Employee will:

(a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and

(b) cooperate fully with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

In the event that such protection against disclosure is not obtained, Employee will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

b. Contact with Media. Employee agrees that prior to speaking with the any member of the media industry – press, radio, television or web – during his employment with the Company regarding any topic, and after his employment with the Company regarding the Company, its business or its clients, he will inform and, in the case of media contact that is beyond Employee’s regular duties, obtain written concurrence from the Company prior to doing so.

c. Disclosure to the Company. Employee shall disclose promptly to the Company and assign all his right, title and interest in all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered, or developed by him, either alone or in conjunction with any other person during the term of his employment by the Company, or using any of the Vsource Companies’ materials or facilities, which discoveries or developments are based on, derived from, or make use of any information directly related to the business disclosed to, or otherwise acquired by, Employee from any Vsource Company during his employment by the Company.

Employee agrees that any copyright, patent, trademark, or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to Employee for any revenue or profit derived therefrom.

If by operation of law or otherwise, any or all of the items set forth in the sections documented, or any component or element thereof, is considered to be the intellectual property right of Employee, Employee hereby agrees to irrevocably assign to the Company, its successor and assigns, ownership of all United States and other international copyrights and all other intellectual property rights available with respect to each such element or item.

Employee shall be deemed to have granted the Company an irrevocable power of attorney to execute as Employee’s agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect the Company’s intellectual property rights in and to each of the items set forth in these sections.

In the case where an Employee enters into a new business venture or takes a financial stake in another enterprise during his employment with us, the Employee is required to inform the Company of this event prior to doing so to ensure there is no conflict of interest and is required to obtain the written consent of the Company prior to joining the board of directors or becoming a partner, or any equivalent position, of any third party entity, regardless of whether Employee holds an interest in such third-party entity or whether such third-party entity is a competitor to the Company or any of the Vsource Companies.

The Employee represents that he/she is under no obligation or agreement that would prevent him/her from being an employee of the Company or which will adversely impact his ability to perform the expected services. As a condition of employment, the Employee hereby acknowledges and agrees that no confidential documents, computer discs, computer stored information or any other confidential property of any previous employer are to be brought on the premises or used in any way in his employment with the Company. As a further condition of employment, the Employee agrees not to use or disclose the trade secrets or confidential information, if any, of a previous employer in connection with his services with the Company.

d. Trade Secrets. Employee agrees, in order to effectuate the intent of the parties hereunder with respect to confidentiality of the trade secrets of the Company, to return to the Company forthwith upon the request of the Company or the termination of his employment or promptly thereafter, all documents, materials, photographs, memorandums, and all copies or reproductions thereof, or any property of a similar or different nature containing information relating to the business of the Vsource Companies or other Confidential Information, whether such material was furnished by any Vsource Company, or otherwise. Employee further agrees to use his best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into his possession by reason of his employment by the Company.

e. Company Property. The Employer shall use only licensed software in accordance with Company policy and applicable license agreements. Employee agrees to return to the Vsource Companies forthwith upon the request of any Vsource Company or the termination of his employment or promptly thereafter, all other properly belonging to the Vsource Companies.

11. Damages. Employee acknowledges that the Company may suffer irreparable harm, which cannot readily be measured by monetary terms, if Employee breaches his obligations under Section 10 or any other section. Employee agrees and acknowledges that, in the event of any such breach, the Company shall be entitled to cancel any and all unvested options or

Company-granted rights to purchase shares, of its or Vsource’s capital stock received by the Employee as compensation or benefits and/or cancel Employees rights to receive additional compensation pursuant to Section 2, 3 or 8 as compensation for services rendered. Employee further acknowledges and agrees that the Company may obtain injunctive or other equitable relief against Employee to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, Employee will cure such breach as promptly as practicable upon notice of such breach to Employee. Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

12. Miscellaneous.

a. Notice. Any notices or other communications to Employee or to the Company under or relating to this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile transmission to the Company or Employee, as the case may be, at the Company’s principal offices, or on the third day after the day on which mailed to the Company or Employee, as the case may be, by first class mail addressed to the Company or Employee at the Company’s principal offices, except that after the term of this Agreement terminates, any notice or other communication to Employee will be deemed given when delivered in person or sent by facsimile transmission, or on the third day after the day on which mailed by first class mail, to Employee at an address specified by Employee to the Company in the manner provided in this Section (or, if Employee does not specify an address, at the Company’s principal offices).

c. Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supercedes any prior agreement, including the consulting agreement in effect between Employee and Vsource (CI) Ltd. No termination, revocation, waiver, modification, amendment or supplement to this Agreement shall be binding unless consented to in writing by Employee and the Company.

d. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of California, without giving effect to the conflict of laws provisions thereof.

e. Interpretation. As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate. The titles of the paragraphs and sections have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. Nothing herein shall be construed against or more favorably toward any party by reason of any party having drafted this Agreement or any portion hereof.

f. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law, or if no reformation is permissible, shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity, illegality or unenforceability shall not, of itself, affect the validity, legality or enforceability of such provision in any other jurisdiction.

g. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

h. No Waiver. No failure or delay on the part of either party is exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.

i. Previous Employer. Employee hereby represents that he is under no obligation or agreement that would prevent him from being an employee of the Company or adversely impact his ability to perform the expected services for the Company. As a condition of employment, no confidential documents, computer discs, computer stored information, or any other confidential properly of any previous employer are to be brought on the premises or used in any way in your employment by the Company. As a further condition of employment, Employee agrees not to use or disclose the trade secrets or confidential information, if any, of a previous employer in connection with Employee’s services for the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Vsource (USA) Inc.

By:	/s/ Phillip E. Kelly
Name: Phillip E. Kelly

Title: Chief Executive Officer

By:	/s/ Ted Crawford
	Name:	Ted Crawford

Address:

	Nationality:	U.S.